Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

SYNERGY HEALTH US HOLDINGS LIMITED

SHM ACQUISITION, INC.

SYNERGY HEALTH plc

(solely for purposes of Section 3.5, Article IV and Article IX of the Agreement)

and

SRI/SURGICAL EXPRESS, INC.

Dated as of June 6, 2012

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of June 6, 2012, by and among SYNERGY HEALTH US HOLDINGS LIMITED, a private limited company incorporated in England and Wales and a wholly owned indirect subsidiary of Synergy Health plc (“Parent”), SHM ACQUISITION, INC., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), SRI/SURGICAL EXPRESS, INC., a Florida corporation (the “Company”), and, solely for purposes of Section 3.5, Article IV and Article IX of this Agreement, SYNERGY HEALTH plc, a public limited company incorporated in England and Wales (“Synergy Health”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Section 9.3 and in the Sections of this Agreement indicated on Annex B hereto.

PRELIMINARY STATEMENTS

A. It is proposed that, upon the terms and subject to the conditions of this Agreement, Merger Sub make a cash tender offer to purchase all outstanding shares of the Company’s Common Stock, par value $0.001 per share, and the associated Rights (collectively with the shares of the Company’s Common Stock, the “Company Common Stock”) for the Per Share Amount.

B. It is proposed that, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”), following the consummation of the Offer, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), pursuant to which each share of the Company Common Stock outstanding at the Effective Time (other than shares of Company Common Stock owned directly or indirectly by Parent, Merger Sub or the Company or their respective wholly owned subsidiaries) will be converted into the right to receive the Merger Consideration.

C. The Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Offer, the Merger, the Top-Up Option and the other transactions contemplated herein are fair to and in the best interests of the Company and its shareholders (the “Company Shareholders”), (b) adopted and approved this Agreement in accordance with the FBCA and declared advisable this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated herein, and (c) resolved to recommend acceptance of the Offer and, if required, approval of this Agreement (including the plan of merger) and the Merger by its shareholders.

D. The respective Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved this Agreement and the transactions contemplated herein, including the Offer and the Merger.

E. Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the directors, executive officers and shareholders of the Company, in their respective capacities as shareholders of the Company, have entered into Tender and Support Agreements with Parent, providing that, among other things, subject to the terms and conditions set forth therein, such directors, executive officers and shareholders will support the transactions contemplated by this Agreement.

F. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and the transactions contemplated herein and also to prescribe certain procedures and conditions to the Offer and the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE OFFER

1.1 The Offer.

(a) As promptly as practicable after the date of this Agreement and in any event no later than June 18, 2012, Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)), a cash tender offer to purchase any and all of the issued and outstanding shares of the Company Common Stock for $3.70 U.S. Dollars per share of Company Common Stock (such amount, or any greater amount per share of Company Common Stock paid pursuant to such offer in accordance with this Agreement, the “Per Share Amount” and such offer, as it may be amended from time to time pursuant to the terms hereof, the “Offer”). Subject to the terms and conditions of this Agreement, Parent shall cause Merger Sub to accept for payment, and Merger Sub shall accept for payment, all shares of the Company Common Stock that have been validly tendered and not validly withdrawn pursuant to the Offer promptly and in any event not more than the fourth business day following the Expiration Date (as defined below). Merger Sub shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except in the event that this Agreement is terminated in accordance with Section 8.1.

(b) The obligation of Merger Sub to accept for payment, purchase and pay for any shares of Company Common Stock validly tendered pursuant to the Offer (and not validly withdrawn pursuant to the Offer) shall only be subject to the satisfaction or waiver by Parent or Merger Sub (in their sole discretion) pursuant to the terms hereof of (i) the condition (the “Minimum Condition”) that at least that number of shares of Company Common Stock validly tendered and not validly withdrawn prior to the Expiration Date, when added to any shares of Company Common Stock already beneficially owned by Parent or Merger Sub, if any, shall be greater than a majority of the shares of Company Common Stock then outstanding on a fully diluted basis (assuming the exercise of all options and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof (other than any Company Stock Options and Company Stock Awards that will be cashed out pursuant to Section 3.3 and any Top-Up Option Shares issuable upon the exercise of the Top-Up Option)) and (ii) the other conditions set forth in Annex A hereto (the conditions described in clauses (i) and (ii) are collectively referred to as the “Tender Offer Conditions”). Parent and Merger Sub expressly reserve the right (but shall not be obligated) at any time or from time to time, in their sole discretion, to amend or waive in whole or in part, any Tender Offer Condition (other than the Minimum Condition, which may not be amended, modified or waived without the prior written consent of the Company), to increase the Per Share Amount payable in the Offer, or to make any other changes in the terms and conditions of the Offer; provided, that, subject to Applicable Laws, without the prior written consent of the Company, no change may be made that decreases the Per Share Amount (except as provided in Section 1.1(h)), changes the form of consideration payable in the Offer, imposes conditions to the Offer in addition to the Tender Offer Conditions, decreases the number of shares of Company Common Stock subject to the Offer, reduces the time period during which the Offer shall remain open, or modifies, amends or supplements the Offer or the Tender Offer Conditions in any manner adverse to the Company Shareholders.

(c) Upon the terms and subject to the conditions thereof, the Offer shall remain open until midnight New York City time at the end of the twentieth (20th) business day beginning with (and including) the date that the Offer is commenced (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (the “Expiration Date”), unless the period of time for which the Offer is open shall have been extended pursuant to, and in accordance with, the provisions of Section 1.1(d) or as required by Applicable Law or the interpretations of the Securities and Exchange Commission (the “SEC”) (in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire).

(d) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated in accordance with Section 8.1, Merger Sub shall (i) from time to time extend the Offer for one or more periods of up to twenty (20) business days each, the length of each such period to be determined by Merger Sub in its sole discretion, if at the then-scheduled Expiration Date any of the Tender Offer Conditions shall not have been satisfied or in the sole discretion of Merger Sub (or Parent on its behalf), waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement, and (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or The NASDAQ Stock Market (“NASDAQ”) applicable to the Offer. Notwithstanding the above, in no event shall Merger Sub extend the Offer beyond the Offer Outside Date without the consent of the Company.

(e) In the event that this Agreement is terminated pursuant to Section 8.1, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one business day of such termination), irrevocably and unconditionally terminate the Offer and Merger Sub shall promptly return, and shall cause any depository actions on behalf of Merger Sub to return, all tendered Company Common Stock to the registered holder thereof.

(f) The Per Share Amount shall, subject to applicable withholding of taxes, be net to the applicable seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of this Agreement, Merger Sub (or Parent on Merger Sub’s behalf) shall consummate the Offer and accept for payment and pay for all shares of Company Common Stock validly tendered and not validly withdrawn promptly after the Expiration Date (the time and date of the acceptance for payment, the “Acceptance Date”). Notwithstanding the foregoing and subject to applicable rules of the SEC and the terms and conditions of the Offer, Merger Sub expressly reserves the right to delay payment for shares of Company Common Stock in order to comply in whole or in part with Applicable Laws. Any such delay in payment shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the Per Share Amount (or any portion) is to be delivered to a person other than the person in whose name the outstanding shares of Company Common Stock not represented by certificates (“Book Entry Shares”) and the certificates that, immediately prior to the Effective Time, represented outstanding shares of Company Common Stock (the “Certificates”) so surrendered are registered, it shall be a condition to the payment of the Per Share Amount that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer shall have paid any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Merger Sub that such taxes have been paid or are not required to be paid. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Amount deliverable in respect to the shares of Company Common Stock that was evidenced by the lost, stolen or destroyed Certificate. No interest or dividends shall be paid or accrued on any portion of the Per Share Amount.

(g) As promptly as practicable on the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer set forth in this Agreement and form of the related letter of transmittal and any other ancillary documents pursuant to which the Offer will be made (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”). Merger Sub shall include in the Offer Documents a copy of this Agreement to fulfill the requirement of Section 607.1104(3) of the FBCA. Merger Sub shall cause the Offer Documents to be filed with the SEC and disseminated to the Company Shareholders to the extent required by the Exchange Act. Parent and Merger Sub shall cause the Offer Documents to comply in all material respects with the applicable requirements of federal securities laws. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees to correct promptly any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Applicable Law, and Parent and Merger Sub further agree to use reasonable efforts to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Company Shareholders, in each case in all material respects as required by the Exchange Act. The Company shall promptly furnish to Merger Sub and Parent all information concerning the Company that is required or reasonably requested by Merger Sub or Parent in connection with their obligations relating to the Offer Documents or any action contemplated by this Section 1.1(g). Parent and Merger Sub shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. In addition, Parent and Merger Sub agree to (i) provide the Company and its counsel with any written comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, (ii) provide a reasonably detailed description of any oral comments Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and (iii) unless there has been a Company Adverse Recommendation Change, provide the Company and its counsel a reasonable opportunity to review and comment on any written response to such comments or any proposed amendment to the Offer Documents prior to the filing thereof with the SEC.

(h) Without limiting the other provisions of this Agreement, if at anytime between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as permitted by this Agreement), including by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or similar transaction, or any stock dividend or distribution paid in stock, then the Per Share Amount and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

1.2 Company Action.

(a) The Company hereby consents to and approves the Offer pursuant to the terms of this Agreement, subject to Section 6.3(e). The Company hereby further consents to the inclusion in the Offer Documents of the Company Board Recommendation.

(b) Concurrently with the filing of the Schedule TO with the SEC on the date the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) containing, except as provided in Section 6.3(e), the Company Board Recommendation. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be prepared and filed with the SEC and disseminated to the shareholders of the Company, in each case as and to the extent required by the Exchange Act. The Company shall cause the Schedule 14D-9 to comply in all material respects with the applicable requirements of federal securities laws. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to correct promptly any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by Applicable Law, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Company Shareholders, in each case in all material respects as required by applicable federal securities laws. Parent or Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub that is required or reasonably requested by the Company in connection with its obligations relating to the Schedule 14D-9. The Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to (i) provide Parent, Merger Sub and their counsel with any written comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and (ii) provide Parent, Merger Sub and their counsel a reasonably detailed description of any oral comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

(c) In connection with the Offer, the Company shall promptly furnish or cause to be furnished (including by instructing its transfer agent to promptly furnish) to Merger Sub mailing labels containing the names and addresses of all record Company Shareholders and with security position listings of shares of Company Common Stock held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of shares of Company Common Stock. The Company shall use its reasonable best efforts to promptly furnish or cause to be furnished to Merger Sub such additional information, including updated listings and computer files of shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to Company Shareholders as Parent or Merger Sub may reasonably request, all at Parent’s expense. Subject to the requirements of Applicable Law, including the rules of NASDAQ, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Merger Sub shall hold in confidence the information contained in such labels, listings and files and shall use such information only in connection with the transactions contemplated by this Agreement, including the Offer and the Merger (collectively, the “Transactions”). If the Offer is terminated or if this Agreement shall be terminated, Merger Sub and Parent will promptly deliver and cause their Representatives to deliver to the Company (and delete electronic copies of) all copies, summaries and extracts of such information then in their possession or control. The term “Representatives” means the officers, directors, authorized employees, partners, members, managers, agents, advisors, subsidiaries, affiliates or representatives of a party.

1.3 Top-Up Option.

(a) The Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”) exercisable only in accordance with the terms and conditions set forth in this Section 1.3, to purchase that number of newly issued shares (but not less than that number) of Company Common Stock (the “Top-Up Option Shares”) equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock collectively owned, directly or indirectly, by Parent, Merger Sub and any wholly owned subsidiary of Parent immediately prior to such exercise, shall constitute one share of Company Common Stock more than 80% of the total shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Option Shares on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all options and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof) at a purchase price per Top-Up Option Share equal to the Per Share Amount. Notwithstanding the foregoing provisions of this Section 1.3(a), the Top-Up Option shall not be exercisable for shares of Company Common Stock in excess of the number of shares of Company Common Stock authorized and unissued or held in the treasury of the Company at the time of the exercise of the Top-Up Option (giving effect to the shares of Company Common Stock issuable pursuant to all then-outstanding Company Stock Options and any other rights to acquire shares of Company Common Stock as if such shares were outstanding).

(b) The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of shares of Company Common Stock pursuant thereto, after accounting for the limitations set forth herein, Parent and Merger Sub or their affiliates would hold one share of Company Common Stock more than 80% of the then outstanding shares of Company Common Stock on a fully diluted basis (assuming the issuance of the Top Up Option Shares and the exercise of all options and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof). The Top Up Option may be exercised in whole, at any time following the Acceptance Date and prior to the earlier of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms.

(c) If Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the place for the closing of the purchase of the Top-Up Option Shares (the “Top-Up Closing”) and a date for the Top-Up Closing and (ii) the number of shares of the Company Common Stock owned by Parent, Merger Sub and their affiliates at the time of such notice (giving effect to the closing of the Offer). Such notice shall also include an undertaking signed by Parent and Merger Sub that, as promptly as practicable following such exercise of the Top-Up Option, Merger Sub shall, and Parent shall use their respective reasonable best efforts to cause Merger Sub to, consummate the Merger in accordance with the terms hereof. The Company shall, as soon as practicable after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Sub confirming (y) the number of shares of Company Common Stock then outstanding and then outstanding on a fully diluted basis (assuming the issuance of the Top-Up Option Shares and the exercise of all options and other rights to purchase shares of Company Common Stock regardless of exercise price, vesting schedule or other terms or conditions thereof), and (z) the number of Top-Up Option Shares issuable under the Top-Up Option and the aggregate purchase price therefor. In addition, the Company shall use reasonable best efforts to cause its transfer agent to certify in writing to Merger Sub the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option and after giving effect to the issuance of the Top-Up Option Shares.

(d) At the Top-Up Closing, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Merger Sub a certificate or certificates evidencing the applicable number of Top-Up Option Shares and (ii) Merger Sub shall purchase each Top-Up Option Share from the Company at the Per Share Amount. Payment of the purchase price for the Top-Up Option Shares may be made, at Merger Sub’s option, by delivery of (x) immediately available funds by wire transfer to an account designated by the Company or (y) a promissory note, or any combination thereof. Any such promissory note shall be full recourse to Parent and Merger Sub, bear interest at the applicable federal rate as determined for U.S. income tax purposes, shall mature and principal and all accrued interest shall be payable in full on or prior to the first anniversary of the date of execution and delivery of such promissory note, may be prepaid at any time, in whole or in part, without premium or penalty and shall have no other material terms. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements, including all federal securities laws. The parties agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the notice regarding the exercise of the Top-Up Option is deemed received by the Company and, in any event, as promptly thereafter as possible.

(e) Upon the delivery by Merger Sub to the Company of the Top-Up Exercise Notice and the purchase price described in Section 1.3(d), Merger Sub shall, to the extent permitted by Applicable Law, be deemed to be the holder of record of the Top-Up Option Shares issuable upon that exercise, notwithstanding that certificates representing those Top-Up Option Shares shall not then be actually delivered to Merger Sub or the Company shall have failed or refused to designate the account described in Section 1.3(d).

(f) Certificates evidencing Top-Up Option Shares delivered hereunder may include legends legally required by applicable securities laws. Parent and Merger Sub acknowledge that the Top-Up Option Shares that Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub hereby represents and warrants to the Company that it is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the Securities Act, and that any Top-Up Shares are being acquired for investment and not with a view to, or for resale in connection with, any distribution (within the meaning of the Securities Act).

ARTICLE II

THE MERGER

2.1 The Merger. On the terms and subject to the conditions of this Agreement, and in accordance with the provisions of the FBCA, Merger Sub shall be merged with and into the Company at the Effective Time (as defined below). On the terms and subject to the conditions of this Agreement, the parties shall use their reasonable best efforts to have the Merger effected in accordance with Section 607.1104 of the FBCA, subject to Section 6.3(e). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the FBCA as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”). If Parent and Merger Sub own at least 80% of the then outstanding shares of Company Common Stock after consummation of the Offer and, if applicable, exercise of the Top-Up Option, then, subject to the satisfaction or waiver by Parent of the conditions set forth in Article VII, Merger Sub agrees, and Parent agrees to promptly cause Merger Sub, to effect the Merger without a meeting of shareholders of the Company pursuant to Section 607.1104 of the FBCA.

2.2 Effective Time; Closing. Subject to the provisions of this Agreement, at the Closing (as defined below), the parties shall cause the Merger to be consummated by filing with the Department of State of the State of Florida (the “Florida Department of State”) articles of merger (the “Articles of Merger”) in such form as is required by and executed in accordance with the FBCA and shall make all filings or recordings required under the FBCA. The Merger shall become effective (the “Effective Time”) when Articles of Merger have been duly filed with the Florida Department of State, or at such later time as shall be agreed upon by Parent and the Company and specified in the Articles of Merger in accordance with the FBCA. Prior to the filings referred to in this Section 2.2, upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall be held at the offices of DLA Piper LLP (US), 200 South Biscayne Boulevard, Suite 2300, Miami, Florida 33131-5341, USA, or such other place as the parties may agree on, as soon as practicable (but in any event within three business days) following the date on which all conditions set forth in Article VII that are by their nature to be at the Closing have been satisfied or, to the extent permitted hereunder, waived, or at such other date as Parent and the Company may agree; provided, that the conditions set forth in Article VII that are by their nature to be satisfied at the Closing are satisfied or to the extent permitted hereunder, waived at or prior to the Closing. The date on which the Closing takes place is referred to as the “Closing Date.” For all tax purposes, the Closing shall be effective at the end of the day on the Closing Date.

2.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the FBCA.

2.4 Articles of Incorporation and Bylaws. The Articles of Merger shall provide that at the Effective Time (i) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to read in their entirety as set forth in Exhibit A, and (ii) the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, in each case until amended in accordance with the FBCA; provided, however, that such Articles of Incorporation and Bylaws of the Surviving Corporation may only be amended in accordance with the terms of Section 6.2(a).

2.5 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation. The individuals specified by Parent in writing to the Company at least two business days prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office from and after the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation or Bylaws of the Surviving Corporation.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, or their respective shareholders:

(a) Each share of common stock, par value $0.001 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(b) Subject to the other provisions of this Article III, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled and retired in accordance with Section 3.1(c) shall be converted into and represent the right to receive, and shall be exchangeable for (as provided in Section 3.2) the Per Share Amount, in cash and without interest (the “Merger Consideration”).

(c) Each share of Company Common Stock held in treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made and no consideration of any kind shall be delivered in exchange thereof.

(d) Except as set forth in Section 3.1(c), at the Effective Time, each share of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 3.1(b) shall be automatically canceled and shall cease to exist, and the holders immediately prior to the Effective Time of Certificates and Book Entry Shares shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Book Entry Shares or Certificates in accordance with Section 3.2, the Merger Consideration for each share of Company Common Stock held by them.

3.2 Payment.

(a) Pursuant to an agreement (the “Disbursing Agent Agreement”) to be entered into prior to the Effective Time between Parent and a disbursing agent designated by Parent and reasonably acceptable to the Company (the “Disbursing Agent”), prior to or at the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, with the Disbursing Agent, in trust for the benefit of the Company Shareholders, the aggregate amount of cash payable as part of the Merger Consideration for the Company Common Stock. The Disbursing Agent may invest the cash deposited with it in such manner as Parent or the Surviving Corporation, as the case may be, directs, provided that substantially all of such investments be in obligations of or guaranteed by the United States of America (collectively, “Permitted Investments”), or in money market funds which are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, investment of the deposited cash shall be payable to the Surviving Corporation. If for any reason (including losses) the funds deposited with the Disbursing Agent are inadequate to pay the amounts to which holders of shares shall be entitled under Section 3.2(b), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Disbursing Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. The funds deposited with the Disbursing Agent shall not be used for any other purpose. The Surviving Corporation shall pay all charges and expenses, including those of the Disbursing Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration. Any funds remaining with the Disbursing Agent six months after the Effective Time shall be released and repaid by the Disbursing Agent to the Surviving Corporation pursuant to the terms of this Agreement and any additional terms as may be set forth in the Disbursing Agent Agreement, and such unclaimed funds shall, subject to Applicable Laws, become the property of the Surviving Corporation, after which time persons entitled to any part of the Merger Consideration may look only to the Surviving Corporation for payment.

(b) As soon as practicable after the Effective Time, Parent shall cause the Disbursing Agent to send a notice and transmittal form to each holder of Certificates or Book Entry Shares, advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates or Book Entry Shares in exchange for the Merger Consideration. Upon the surrender of a Certificate or Book Entry Shares to the Disbursing Agent together with and in accordance with such transmittal form, the holder of the Certificate or Book Entry Shares shall be entitled to receive in exchange the Merger Consideration payable in respect of each share represented by that Certificate or Book Entry Shares. Upon such surrender, the Disbursing Agent will promptly pay the Merger Consideration to the Company Shareholders. Until surrendered, each such Certificate or Book Entry Share shall be deemed for all purposes to evidence only the right to receive the Merger Consideration. Any fractional interest in a share of Company Common Stock shall be entitled to be exchanged for an amount equal to that fraction multiplied by the Merger Consideration.

(c) If the Merger Consideration (or any portion) is to be delivered to a person other than the person in whose name the Certificates or Book Entry Shares so surrendered are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise be in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer shall have paid to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

(d) If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect to the shares of Company Common Stock that was evidenced by the lost, stolen or destroyed Certificate.

(e) No interest or dividends shall be paid or accrued on any portion of the Merger Consideration.

3.3 Company Stock Options and Restricted Stock. The Company shall take all requisite action so that, at the Acceptance Date:

(a) Treatment of Equity Awards. Each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Acceptance Date, whether or not then vested or exercisable, shall, as of immediately prior to the Acceptance Date, be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Option or any other person, cancelled and converted into the right to receive from the Company, as promptly as reasonably practicable after the Acceptance Date (but in any event within five (5) days of the Acceptance Date), an amount in cash, without interest, equal to the product of (i) the aggregate number of shares of Company Common Stock subject to such Company Stock Option not yet exercised (assuming full vesting of such Company Stock Option), multiplied by (ii) the excess, if any, of the Per Share Amount over the per share exercise price under such Company Stock Option, less all applicable deductions and withholdings required by Applicable Law to be withheld in respect of such payment; provided, that if the exercise price per share is equal to or greater than the Per Share Amount, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.

(b) Each restricted stock award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the

Acceptance Date, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other person, canceled and converted into the right to receive from the Company, as promptly as reasonably practicable after the Acceptance Date (but in any event within five (5) days of the Acceptance Date), an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less all applicable deductions and withholdings required by law to be withheld in respect of such payment.

(c) The Company Board (or the appropriate committee thereof) shall adopt any resolutions and take any actions necessary to effectuate the foregoing provisions of this Section 3.3.

3.4 Withholding Rights. Each of Merger Sub, Parent, the Surviving Corporation or the Disbursing Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to Article II or III of this Agreement to any holder of Company Common Stock, Company Stock Options or Company Stock Award such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the treasury regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld, and paid over to the appropriate government authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, Company Stock Options or Company Stock Award in respect of which such deduction and withholding was made.

3.5 Guarantee of Parent and Merger Sub Obligations by Synergy Health. Synergy Health hereby guarantees the payment and performance of all obligations of Parent, Merger Sub, and both of them under this Agreement and shall be jointly and severally liable with Parent and Merger Sub for all of their respective obligations under this Agreement and in connection with the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SYNERGY HEALTH

Parent, Merger Sub and Synergy Health (each a “Synergy Party,” and collectively, the “Synergy Parties”) jointly and severally represent and warrant to the Company that:

4.1 Organization and Standing. Each of Synergy Parties is a corporation duly organized, validly existing and, where applicable, in good standing under the laws of its state of incorporation with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.

4.2 Corporate Power and Authority. Each of the Synergy Parties has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions by the Synergy Parties have been duly authorized by all necessary corporate action on the part of each of the Synergy Parties. This Agreement has been duly executed and delivered by each of the Synergy Parties, and, assuming the due and valid authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of the Synergy Parties enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

4.3 Conflicts; Consents and Approval. Neither the execution and delivery of this Agreement by any or all of the Synergy Parties nor the consummation by them of the Transactions will:

(a) conflict with, or result in a violation of any provision of, the Articles or Certificate of Incorporation or Bylaws, each as amended to date, of any Synergy Party;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of any Synergy Party or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which any Synergy Party or any of its subsidiaries is a party, except as would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to any Synergy Party or any of its subsidiaries or their respective properties or assets, except as would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions; or

(d) require any action or consent or approval of, or review by, or registration or filing by any Synergy Party or any of their affiliates with, any third party or any local, domestic, foreign or multi-national court, arbitral tribunal, administrative agency or commission or other governmental or regulatory body, agency, instrumentality or authority (a “Governmental Authority”), other than (i) registrations or other actions required under federal and state securities laws as are contemplated by this Agreement, (ii) compliance with the requirements of NASDAQ, (iii) filing and recordation of appropriate merger documents as required by FBCA or (iv) consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially impair or delay the consummation of the Transactions.

4.4 Brokerage and Finders’ Fees. Neither any Synergy Party nor any shareholder, director, officer or employee of any Synergy Party has incurred or will incur on behalf of a Synergy Party any brokerage, finders’ or similar fee in connection with the Transactions.

4.5 Financing. Synergy Health has, and shall have at the Acceptance Date or the Effective Time, as applicable, funds available that are sufficient to permit Synergy Health through Parent or Merger Sub to pay all of the amounts needed to purchase shares of Company Common Stock pursuant to the Offer and the Merger Consideration pursuant to Section 3.2 and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

4.6 Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the Transactions. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and this Agreement and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

4.7 Absence of Certain Arrangements. There is no agreement (other than this Agreement), arrangement or understanding between Parent, Synergy Health or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions. Prior to the Company Board approving this Agreement, and the Transactions for purposes of the applicable provisions of the FBCA, neither Parent, Synergy Health nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested shareholder” thereunder or has taken any action that would cause any anti-takeover statute under the FBCA to be applicable to this Agreement or the Transactions.

4.8 Information Supplied. None of the information supplied or to be supplied in writing by Parent, Synergy Health or Merger Sub for inclusion or incorporation by reference in (a) the Offer Documents or the Schedule 14D-9 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the Company Shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) if applicable, the Proxy Statement will, at the date it is first mailed to the Company Shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by Parent, Synergy Health or Merger Sub with respect to statements made or incorporated by reference in any of the foregoing documents based on information supplied by the Company for inclusion or incorporation by reference therein.

4.9 Legal Proceedings. As of the date hereof, there is no pending or, to the knowledge of Parent or Synergy Health, threatened, Action against Parent, Synergy Health or any of their respective subsidiaries, including Merger Sub in the case of Parent, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent, Synergy Health or any of their respective subsidiaries, including Merger Sub in the case of Parent, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the Transactions.

4.10 Ownership of Company Common Stock. Neither Parent, Synergy Health, nor any of their respective affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections of the disclosure schedule delivered by the Company to the Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any part of the Company Disclosure Schedule shall be deemed disclosure with respect to any other part to which the relevance of such item is reasonably apparent), the Company represents and warrants to the Parent and Merger Sub that:

5.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect (as defined in Section 9.3(b)). The Company has furnished or made available to Parent complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to date.

5.2 No Subsidiaries. The Company does not own, directly or indirectly, any equity or other ownership interest in any corporation, partnership, or other entity or enterprise.

5.3 Corporate Power and Authority. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to approval of the Merger and Transactions by the Company Shareholders, to consummate the Transactions. The execution and delivery of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the Transactions by the Company Shareholders. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

5.4 Capitalization of the Company. As of the date of this Agreement, the Company’s authorized capital stock consisted solely of 30,000,000 shares of (a) Company Common Stock, par value $0.001 per share, and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”), of which (i) 6,503,128 and 0 shares Company Common Stock and Company Preferred Stock, respectively, were issued and outstanding (of which 0 shares of Company Common Stock were held in treasury), (ii) 1,436,800 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Company Stock Options, (ii) 13,600 shares of Company Common Stock have been issued as, and are still subject to, Company Stock Awards, and (iv) no shares of Company Common Stock or Company Preferred Stock were reserved for future issuance under other option, warrant or conversion agreements or arrangements. All Company Stock Awards automatically vest 100% in connection with a change in control of the Company. Each outstanding share of the Company Common Stock is duly authorized and validly issued, fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights. Other than as set forth in the first sentence of this section and in the Option Schedule (as defined below) and the Company’s obligations under the Rights Agreement, dated as of November 5, 2010 (the “Rights Agreement”), between the Company and Registrar and Transfer Company, as rights agent, and the Rights (as defined in the Rights Agreement) issued thereunder, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale, repurchase or transfer by the Company of any securities of the Company, nor are there outstanding any securities which are convertible into or exchangeable for any shares of the Company Common Stock, and the Company has no obligation of any kind to issue any additional securities or to pay for or repurchase any securities of the Company or any predecessor. No shares of Company Common Stock are held in treasury. The issuance and sale of all of the shares of capital stock described in this Section 5.4 have been in compliance in all material respects with federal and state securities laws. The Company has previously delivered to Parent a certified schedule (the “Option Schedule”) accurately setting forth as of the date of this Agreement the names of all holders of options to purchase the Company Common Stock, the number of shares of each class issuable to each such holder upon exercise of such option, and the exercise price and vesting schedule with respect to those options. The Company has no existing agreements to register any securities of the Company under the Securities Act or under any state securities law or granted registration rights to any person or entity.

5.5 Conflicts; Consents and Approvals. None of the execution or delivery of this Agreement by the Company, nor the consummation of the Transactions or compliance by the Company with any of the provisions hereof will:

(a) conflict with, or result in a violation of any provision of, the Articles of Incorporation or Bylaws of the Company, each as amended to date;

(b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company is a party;

(c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets; or

(d) require any action or consent or approval of, or review by, or registration or filing by the Company or any of its subsidiaries or affiliates with, any third party or any Governmental Authority, other than (i) approval of the Merger and the Transactions by the Company Shareholders, (ii) registrations, filings or other actions required under federal and state securities laws, (iii) compliance with the requirements of NASDAQ, (iv) consents or approvals of any Governmental Authority set forth in Section 5.5(d) of the Company Disclosure Schedule, and (v) filing and recordation of appropriate merger documents as required by the FBCA;

except for any of the foregoing that would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the Transactions.

5.6 Brokerage and Other Fees. Neither the Company nor any shareholder, director, officer or employee of the Company, has incurred or will incur on behalf of the Company, any brokerage, finders’, or similar fees in connection with the Transactions. Copies of all written agreements relating to the Company’s disclosed obligations have previously been provided to Parent.

5.7 The Company SEC Documents.

(a) The Company has timely filed or furnished, as applicable, with the SEC all forms, reports, schedules, statements and other documents required under the Exchange Act or the Securities Act to be filed by it since January 2, 2011 (such documents, as supplemented and amended since the time of filing, collectively, the “Company SEC Documents”). The Company SEC Documents, including, without limitation, any financial statements or schedules included in the Company SEC Documents, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the Effective Time, then on the date of such amending or superseding filing), (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied and will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

(b) The financial statements of the Company and its subsidiaries included in the Company SEC Documents at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively, and, in the case of any Company SEC Document amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filing) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect to such financial statements, were prepared in all material respects in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to the financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present in all material respects (subject, in the case of unaudited statements, to normal, recurring audit adjustments) the financial position of the Company as at the dates and the results of operations and cash flows for the periods then ended.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct in all material respects. For purposes of this Section 5.7(c), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The Company is in compliance in all material respects with SOX.

(d) The Company is not a party to, and does not have any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)),

(e) The Company maintains a system of internal controls over financial reporting and accounting sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g) The Company’s management completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the Company’s fiscal year ended 2010, and such assessment concluded that such controls were effective in all material respects. Since January 2, 2011, the Company has disclosed to its outside auditors and the audit committee of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 2, 2011, the Company has not received from its independent auditors any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in the Company’s internal controls. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statements of Auditing Standards No. 115, as in effect on the date hereof.

(h) There are no outstanding unresolved comments with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and, to the knowledge of the Company (as defined in Section 9.3(a)), there are no pending (i) formal or informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. Since January 2, 2011, there has been no material written complaint, allegation, assertion or claim that the Company has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls. Since January 2, 2011, no current or former attorney representing the Company has reported in writing evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or executive officer of the Company.

5.8 Offer Documents; Schedule 14D-9; Proxy Statement. None of the information provided by the Company for inclusion or incorporation by reference in (a) the Schedule 14D-9, (b) the Offer Documents, (c) the proxy statement and form of proxies relating to the vote of Company Shareholders with respect to the Merger nor the information statement to be sent to such Company Shareholders, as appropriate (such proxy statement or information statement, as amended, supplemented or modified, being referred to herein as the “Proxy Statement”), if applicable and (d) any other document filed or to be filed with the SEC or any other Government

Authority in connection with the Offer or the Merger will, at the respective times such documents or any amendments or supplements thereto are filed, and, with respect to the Offer Documents and the Proxy Statement, if any, when first published, sent or given to the Company Shareholders, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. The Schedule 14D-9 and the Proxy Statement, if any, except for statements based on information supplied by Parent and Merger Sub in writing specifically for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act. Without limitation of the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein supplied by Parent or Merger Sub or their Representatives expressly for inclusion or incorporation by reference in the Schedule 14D-9 or the Company Proxy Statement.

5.9 Compliance with Applicable Law.

(a) The Company is in compliance, and at all times since January 3, 2009, has been in compliance, with all Applicable Laws relating to the Company or its business or properties, except where the failure to be in compliance with such Applicable Laws (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect. No investigation or review by any Governmental Authority with respect to the Company is pending, or, to the knowledge of the Company, threatened, nor has any Governmental Authority indicated in writing an intention to conduct the same, other than those the outcome of which would not reasonably be expected to have a Material Adverse Effect.

(b) From and after January 3, 2009, to the knowledge of the Company, neither the Company nor any director, officer, employee or agent of the Company acting on behalf of the Company has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) directly or indirectly, used or contemplated the use of funds, given, offered, promised, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c) to any foreign or domestic government official or to any foreign or domestic political party or campaign (collectively, “Government Officials”)), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or (iii) directly or indirectly, made any unlawful payment to a Government Official.

5.10 Litigation. There is no suit, claim, action, proceeding, hearing, notice of violation, demand letter or investigation (an “Action”) pending, or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries or any executive officer or director of the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions. The Company is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, reasonably would be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions.

5.11 No Material Adverse Change; Ordinary Course Operations. Since January 2, 2011, (i) there has been no material adverse change in the assets, liabilities, results of operations or financial condition of the Company taken as a whole or any event, occurrence or development that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Transactions and (ii) except for the Transactions, the business of the Company and its subsidiaries has been conducted in the ordinary course of business in all material respects.

5.12 Taxes. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(a) The Company and its subsidiaries have filed all Tax Returns (as defined below) required to have been filed by the Company prior to the date of this Agreement, and all such Tax Returns were complete and correct in all respects. All Taxes due and owing by the Company and its subsidiaries, whether or not shown as due on such Tax Returns, have been paid or, prior to the Effective Time, will be paid by the Company.

(b) The most recent financial statements contained in the Company SEC Documents filed prior to the date of this Agreement reflect, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company for all taxable periods through the date of such financial statements.

(c) The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect. The Company has not received written notice of any deficiencies for any Tax from any taxing authority, against the Company for which there are not adequate reserves. The Company is not the subject of any pending Tax audit or other administrative proceedings or court proceedings with respect to any Taxes of the Company.

(d) There are no liens for Taxes (other than liens for Taxes not yet due) upon any of the assets of the Company.

(e) The Company does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) pursuant to any Tax allocation agreement (except agreements with third parties made in the ordinary course of business the primary subject matter of which is not tax) or as a transferee.

(f) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(g) Within the five-year period ending on the Closing Date, the Company has not constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code, in a distribution qualifying or intending to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(h) The Company is not a party to or bound by any Tax allocation, indemnification or sharing agreement (other than commercial or financial agreements entered into in the ordinary course of business and indemnification agreements or similar agreements with directors and executive officers).

(i) The Company has not engaged in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). Since January 3, 2010, neither the Company nor any of its subsidiaries has participated in a transaction lacking economic substance (within the meaning of Section 7701(o) of the Code) or failing to meet the requirements of any similar rule of Applicable Law.

“Tax Returns” means returns, reports, schedules and forms relating to Taxes required to be filed with any Governmental Authority of the United States or any other jurisdiction responsible for the imposition or collection of Taxes.

“Taxes” means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest or penalties imposed with respect thereto.

5.13 Intellectual Property.

(a) Set forth in Section 5.13 of the Company Disclosure Schedule is a true and complete list of (i) all of the Company’s foreign and domestic material patents, patent applications, invention disclosures, trademarks, service marks, trade names (and any registrations or applications for registration for any of the foregoing trademarks, service marks and trade names), domain names, and all material copyright applications and registrations and (ii) all agreements to which the Company is a party which concern any of the material Intellectual Property owned or used by the Company. “Intellectual Property” means all intellectual property or other proprietary rights of every kind, including, all domestic or foreign patents, domestic or foreign patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, domain names, copyright applications and registrations, customer lists, marketing and customer information, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof). Other than the Intellectual Property set forth in Section 5.13 of the Company Disclosure Schedule, no name, patent, invention, trade secret, proprietary right, computer software, trademark, service mark, trade name, logo, copyright, franchise, license, sublicense, or other such right is necessary for the operation of the business of the Company in substantially the same manner as such business is presently conducted. The Company owns, free and clear of any liens, claims or encumbrances or licenses from another party pursuant to a valid license agreement, the material Intellectual Property listed on Section 5.13 of the Company Disclosure Schedule. No written claim of invalidity or ownership with respect to any such material Intellectual Property has been received by the Company from a third party and to the knowledge of the Company, such Intellectual Property is not the subject of any threatened or pending Action. No person or entity has asserted in writing that, with respect to such material Intellectual Property, the Company or a licensee of the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how. To the knowledge of the Company, all fees, annuities, royalties, honoraria and other payments which are due from the Company on or before the date of this Agreement for any of such Intellectual Property and agreements related to the Intellectual Property have been paid. To the knowledge of the Company, the making, using, selling, manufacturing, marketing, licensing, reproduction, distribution, or publishing of any process, machine, manufacture, composition of matter, or material related to any part of such Intellectual Property, does not and will not infringe in any material respect any domestic or foreign patent, trademark, service mark, trade name, copyright or other intellectual property right of any third party, and does not and will not involve the misappropriation or improper use or disclosure of any trade secrets, confidential information or know-how of any third party. To the knowledge of the Company, no unexpired foreign or domestic patents or patent applications exist that are adverse to the material interests of the Company. To the knowledge of the Company, there exists no (A) prior act that would void or invalidate any such Intellectual Property or (B) conduct or use by the Company or any third party that would void or invalidate any of such Intellectual Property. To the knowledge of the Company, the execution, delivery and performance of this Agreement by the Company, and the consummation of the Transactions, will not breach, violate or conflict with any material instrument or agreement governing or contained within any of the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of such material Intellectual Property or in any way impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any such material Intellectual Property.

(b) The Company has taken reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of all material trade secrets, copyrights and patents contained in the Intellectual Property (including, entering into appropriate confidentiality, and nondisclosure with all appropriate officers, directors, employees and third-party consultants of the Company).

5.14 Title to and Condition of Properties. The Company owns or holds under valid leases all real property, plants, machinery and equipment necessary for the conduct of the business of the Company as presently conducted, except where the failure to own or hold such property, plants, machinery and equipment would not have a Material Adverse Effect. Except as would not have in the aggregate a Material Adverse Effect, all of the machinery, equipment, and other tangible personal property and assets owned or used by the Company and its subsidiaries are usable in the ordinary course of business and are reasonably adequate and suitable for their current uses.

5.15 Employee Benefit Plans.

(a) For purposes of this Section 5.15, the following terms have the definitions given below:

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Plans” means all plans, programs and other arrangements providing benefits to any current or former employee, officer, director, leased employee, consultant or independent contractor in respect of services provided to the Company or to any beneficiary or dependent thereof, and whether covering one person or more than one person, (i) which is sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute or (ii) for which the Company has or may have liability by reason of having an ERISA Affiliate. Without limiting the generality of the foregoing, the term “Plans” includes any defined benefit or defined contribution pension plan, profit sharing plan, stock ownership plan, deferred compensation agreement or arrangement, vacation pay, sickness, disability or death benefit plan (whether provided through insurance, on a funded or unfunded basis or otherwise), employee stock option or stock purchase plan, bonus or incentive plans or programs, severance pay plan policy, practice or agreement, employment agreement, retiree medical benefits plan and each other employee benefit plan, program or arrangement, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(b) Section 5.15(b) of the Company Disclosure Schedule lists all Plans. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of the following (where applicable): (i) each writing constituting a part of such Plan, including, without limitation, all plan documents (including amendments and proposed amendments), benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any summaries of material modifications; (iv) the three most recent annual financial reports, if any; and (v) the most recent determination letter or opinion letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents made available to Parent, there are no amendments to any Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Plan.

(c) The Internal Revenue Service has issued a favorable determination letter or opinion letter with respect to each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan”) and there are no existing circumstances nor any events that have occurred that would be reasonably expected to adversely affect the qualified status of any Qualified Plan or the related trust. No event or omission has occurred which would reasonably be expected to cause any Plan that provides tax-favored benefits to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Sections 105, 125, 401(a) and 501(c)(9) of the Code).

(d) All contributions required to be made by the Company or any of their respective ERISA Affiliates to any Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full.

(e) The Company and its ERISA Affiliates have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing circumstances that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its ERISA Affiliates under ERISA or the Code. With respect to any Plan, there has been no “prohibited transaction,” as defined in Section 406 of the ERISA or Code Section 4975 that would reasonably be expected to result in material liability to the Company for any damages, penalties, or taxes, or any other loss or expense.

(f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, nor has the Company or any of its ERISA Affiliates, at any time within six years before the date of this Agreement, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

(g) There does not now exist, and there are no existing circumstances that would reasonably be expected to result in any material liability to the Company by reason of the Company having an ERISA Affiliate. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

(h) Except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, the Company has no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof. There has been no communication to employees of the Company that could reasonably be expected or interpreted to promise or guarantee such employees retiree health or life insurance benefits or other retiree death benefits on a permanent basis.

(i) Each Plan has been maintained in material compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Plan be registered under the Securities Act and/or state “Blue Sky” laws.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any former or current employee, officer, director, consultant, leased employee or independent contractor of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with the Transactions, either solely as a result thereof or as a result of such Transactions in conjunction with any other events, will be an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has previously provided to Parent the following information, which is true, complete and accurate in all material respects: (x) the amounts comprising the “base amount” for each of the four executives listed in Section 5.15(j) of the Company Disclosure Schedule, assuming a “base period” of 2006-2010 (as those terms are defined in Section 280G of the Code), and an estimate of such individuals’ annual compensation described in Section 280G(d)(1) of the Code for fiscal year 2011; and (y) a schedule of all outstanding the Company Options and restricted shares of the Company Common Stock, showing for each separate grant thereof, the individual to whom they were granted, the grant date, the vesting schedule (without regard to any vesting as a result of the Transactions) and, in the case of the Company Options, the exercise price thereof.

(k) There are no pending or to the knowledge of the Company threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans. No act or omission has occurred and no condition exists with respect to any Plan that would reasonably be expected to subject the Company, Merger Sub, Parent or any of their affiliates to any material fine, penalty, tax or other liability imposed under ERISA, the Code or other Applicable Law.

(l) Section 5.15(l) to the Company Disclosure Schedule sets forth the names of all directors and officers of the Company, the total salary, bonus, and fringe benefits and perquisites (to the extent such fringe benefits or perquisites would have to be disclosed under Rule 402(b) of Regulation S-K assuming each such person was a named executive officer) each is expected to receive in the Company’s 2011 fiscal year, and any changes to the foregoing that will occur as a matter of entitlement subsequent to the end of the Company’s 2011 fiscal year. Section 5.15(l) of the Company Disclosure Schedule also lists and describes the current compensation of any other employee of the Company whose total current salary and maximum bonus opportunity exceeds $150,000 annually. Section 5.15(l) of the Company Disclosure Schedule also sets forth the liability of the Company for deferred compensation under any deferred compensation plan, excess plan or similar arrangement (other than pursuant to Qualified Plans) to each such director, officer and employee and to all other employees as a group, together with the value, as of the date specified thereon, of the assets (if any) set aside in any grantor trust(s) to fund such liabilities. There are no other material forms of compensation paid to any such director, officer or employee of the Company. No officer, director, or employee of the

Company or any other affiliate of the Company, or any immediate family member of any of the foregoing, provides or causes to be provided to the Company any material assets, services or facilities and the Company does not provide or cause to be provided to any such officer, director, employee or affiliate, or any immediate family member of any of the foregoing, any material assets, services or facilities.

(m) Each Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in compliance with Section 409A of the Code, and no such Plan will result in any participant incurring income acceleration or penalties under Section 409A of the Code. Neither the Company nor any of its subsidiaries has any indemnity obligation for any Taxes imposed under Section 409A of the Code.

(n) Subject to ERISA and the Code, each Plan (other than any Multiemployer Plan or Multiple Employer Plan) may be amended, terminated, or otherwise modified by the Company or any of its ERISA Affiliates, as applicable, to the greatest extent permitted by Applicable Laws, including the elimination of any and all future benefit accruals under any Plan.

(o) No Plan is subject to the laws of any jurisdiction outside of the United States. The Company has no employees who are based outside of the United States.

5.16 Contracts. Section 5.16 of the Company Disclosure Schedule lists as of the date of this Agreement all written or oral contracts, agreements, guarantees, leases and executory commitments other than Plans (each a “Contract”) to which the Company is a party and which fall within any of the following categories and which are not disclosed as “material contracts” in the Company SEC Documents: (a) joint venture, partnership and like agreements, other than those that are, individually or in the aggregate, immaterial; (b) Contracts containing covenants purporting to limit the freedom of the Company (or that, following the consummation of the Transactions, would materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any line of business in any geographic area or to hire any individual or group of individuals; (c) Contracts which contain minimum purchase conditions in excess of $500,000 or requirements or other terms that restrict or limit the purchasing relationships of the Company, or any customer, licensee or lessee thereof; (d) Contracts relating to any outstanding commitment for capital expenditures in excess of $250,000; (e) Contracts relating to the lease or sublease of or sale or purchase of real or personal property involving any annual expense or price in excess of $100,000 and not cancelable by the Company (without premium or penalty) within one month; (f) Contracts with any labor organization or union; (g) any Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or under which the Company has, directly or indirectly, made a loan, capital contribution to, or other investment in, any person (other than in the Company and other than (A) extensions of credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business); (h) Contracts involving annual revenues to the business of the Company in excess of 2.5% of the Company’s annual revenues; (i) any Contract pursuant to which the Company is subject to continuing indemnification or “earn-out” obligations involving more than $100,000; (j) Contracts with or for the benefit of any shareholder or affiliate of the Company and/or immediate family member thereof; (k) Contracts involving payments by the

Company or its subsidiaries, in the aggregate, of more than $100,000 per year; (l) any Contract that contains restrictions with respect to payment of dividends or any other distribution in respect of the Company Common Stock; and (m) Contracts not entered into in the ordinary course of the Company’s business other than those that are not material to the business of the Company or any of its subsidiaries. All such Contracts and all other contracts that are individually material to the business or operations of the Company or any of its subsidiaries are valid and binding obligations of the Company or any of its subsidiaries and, to the knowledge of the Company, the valid and binding obligation of each other party thereto, except such Contracts which if not so valid and binding would not, individually or in the aggregate, have a Material Adverse Effect. None of the Company nor, to the knowledge of the Company, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract, except such violations or defaults under or terminations which, individually or in the aggregate, would not have a Material Adverse Effect.

5.17 Labor Matters. The Company does not have any labor contracts, collective bargaining agreements or consulting agreements providing for compensation of any individual in excess of $150,000 with any persons employed by the Company or any persons otherwise performing services primarily for the Company. There is no labor strike, dispute or stoppage pending or, to the knowledge of the Company, threatened against the Company, and the Company has not experienced any labor strike, dispute or stoppage or other material labor difficulty involving its employees since January 3, 2010. To the knowledge of the Company, since January 3, 2010, no campaign or other attempt for recognition has been made by any labor organization or employees with respect to employees of the Company.

5.18 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company included in the Company’s most recent 10-Q filed prior to the date of this Agreement, or (ii) as incurred after the date of the balance sheet of the Company included in the Company’s most recent 10-Q filed prior to the date of this Agreement, the Company does not have any material liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would be required by GAAP to be reflected in the Company’s financial statements (or in the notes thereto).

5.19 Permits; Compliance.

(a) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the failure to be in possession of such the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there is no Action pending or, to the knowledge of the Company, threatened regarding any of the Company Permits which, if successful, would have a Material Adverse Effect. The Company is not in conflict with, or in default or violation of any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to be material to the business of the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) all necessary clearances or approvals from Governmental Authorities for all drug and device products which are manufactured and/or sold by the Company have, to the knowledge of the Company, been obtained and the Company and its subsidiaries are in material compliance with the most current form of each applicable clearance or approval with respect to the manufacture, storage, distribution, promotion and sale by the Company of such products;

(ii) none of the Company, or any of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the Company’s knowledge, prior to such employment) has made any untrue statement of a material fact or fraudulent statement to the Food and Drug Administration, (the “FDA”), or any similar Governmental Authorities, failed to disclose a material fact required to be disclosed to the FDA, or similar Governmental Authorities, or committed an act, made a statement or failed to make a statement that would reasonably be expected to provide a basis for the FDA, or similar Governmental Authorities to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” or similar governmental policy, rule, regulation or law;

(iii) none of the Company, or any of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the Company’s knowledge, prior to such employment with respect to the Company), has violated in any material respect, any of the following health care regulatory Applicable Laws: (1) 42 U.S.C. §§ 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes”; (2) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute”; (3) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act”; (4) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” as amended by the HITECH Act; (5) 18 U.S.C. § 666, which is commonly referred to as the “Federal Bribery Statute;” (6) 42 U.S.C. §§ 1320a through 7b(b), which is commonly referred to as the “Anti-Kickback Statute”; (7) Applicable Laws relating to occupational health and safety (and, with respect to (1) through (7), all regulations, rules and official guidance thereunder); or (8) Applicable Laws relating to patient health and safety (including any Applicable Laws promulgated by the FDA or the Centers for Disease Control and Prevention);

(iv) to the Company’s knowledge, no Person (whether a current or terminated employee, contractor or otherwise) has raised allegations relative to the Company or its relationships with customers, suppliers or any health care providers that would qualify such person as a relator under the Federal False Claims Act;

(v) as to each article of drug, device, cosmetic or vitamin manufactured (directly or indirectly) and/or, to the knowledge of the Company, distributed by the Company, such article is not adulterated or misbranded within the meaning of the Food, Drug and Cosmetic Act or any similar governmental act or law of any jurisdiction; and

(vi) none of the Company or, to the knowledge of the Company, any of its officers, employees or agents (during the term of such person’s employment by the Company or while acting as an agent of the Company, or, to the Company’s knowledge, prior to such employment), subsidiaries or affiliates has been convicted of any crime or engaged in any conduct, in each case for which debarment or similar punishment is mandated or permitted by any Applicable Law.

5.20 Environmental Matters.

(a) The properties, operations, products, and activities of the Company are in compliance in all material respects with all applicable Environmental Laws (as defined below) and all past noncompliance of the Company or any of its subsidiaries with any Environmental Laws or Environmental Permits (as defined below) has been resolved without any pending, ongoing or future obligation, cost or liability.

(b) The Company is not subject to any existing, pending or, to the knowledge of the Company, threatened Action by or before any court or Governmental Authority under any Environmental Law, including in connection with any of the Company’s properties, products, activities, or operations.

(c) To the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Material (as defined below) into the environment by the Company or in connection with the current properties, products, or operations of the Company.

The term “Environmental Laws” means all federal, state, local or foreign laws, including common law, authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices, orders, permits, plans, rules or regulations relating to the environment (including, without limitation, indoor and ambient air, surface water, groundwater, wetlands, land surface or subsurface strata), pollution or natural resources, including, without limitation, laws relating to or regulating emissions, discharges, releases or threatened releases of Hazardous Materials, or relating to or regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure to Hazardous Materials. “Hazardous Materials” means all substances, materials or wastes (regardless of physical form or concentration) regulated under any Environmental Law including chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances, toxic or hazardous wastes, petroleum or petroleum products, additives, asbestos, polychlorinated biphenyls, medical or infectious waste. “Environmental Permit” means any permit, approval, license, registration, or other authorization required under or issued pursuant to any applicable Environmental

Law. “Release” means any disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, migrating, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

5.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received the opinion of McColl Partners, LLC (the “Company Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Per Share Amount to be received by the Company Shareholders other than Parent and its affiliates in the Offer and the Merger pursuant to this Agreement was fair to such Company Shareholders from a financial point of view. A true and complete informational copy of the written opinion of the Company Financial Advisor to the Company Board will be promptly provided to Parent following the execution of this Agreement, it being understood that Parent shall not be entitled to rely upon such opinion.

5.22 Board Recommendation; Required Vote. The Company Board, at a meeting duly called and held on June 6, 2012, has by unanimous vote of those directors present (who constituted 100% of the directors then in office) (i) determined that this Agreement and the Transactions, taken together, are fair to and in the best interests of the Company Shareholders, (ii) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the FBCA, including, without limitation, Sections 607.0901, 607.0902 and 607.1104 thereof, to the extent applicable) and (iii) subject only to the ability to effect a Company Adverse Recommendation Change in accordance with Section 6.3(e), resolved to recommend that the Company Shareholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if required by Applicable Laws, approve and adopt this Agreement (including the plan of merger set forth in this Agreement) and the Transactions (the “Company Board Recommendation”).

5.23 Takeover Laws. The Company Board has approved this Agreement and the Merger in accordance with and for all purposes of Sections 607.0901 and 607.0902 of the FBCA and has taken all action necessary to ensure that neither Section 607.0901 nor Section 607.0902 of the FBCA will impose any material additional procedural, voting, approval, fairness, or other restrictions on the timely consummation of the Merger or restrict, impair or delay the ability of Parent or Merger Sub to engage in any transaction. No other “fair price, “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Merger.

5.24 Insurance. The Company is presently insured, and during each of the past three calendar years has been insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The Company’s insurance policies are in all material respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in all material respects in amounts which are customary, adequate and suitable in relation to the business, assets and liabilities of the Company and all premiums to date have been paid in full. The Company is a “named insured” or an “insured” under such insurance policies. The Company has not been refused any insurance, nor has the coverage of the Company been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past three years. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of the Company provide adequate coverage against loss and may be continued by the Company without modification or premium increase after the Effective Time and for the duration of their current terms. Set forth in Section 5.24 of the Company Disclosure Schedule is the amount of the annual premium currently paid by the Company for its directors’ and officers’ liability insurance.

5.25 Rights Agreement. The Company Board has taken all necessary action to render the Rights Agreement inapplicable to the Transactions and to cause the rights distributed to the Company Shareholders (the “Rights”) to expire at or immediately prior to the Effective Time, and neither the execution and delivery of this Agreement nor the consummation of the Merger and the Transactions in accordance with this Agreement will result in the occurrence of a Distribution Date, as defined in the Rights Agreement, or otherwise cause the Rights to become exercisable by the holders hereof.

5.26 No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5, the Company is not making and has not made, and no other person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the Transactions, and no person is authorized to make any such representation or warranty on behalf of the Company. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its subsidiaries and their respective businesses and operations. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that Parent and Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, or any other person, with respect thereto. Accordingly, Parent and Merger Sub acknowledge that none of the Company nor any of its subsidiaries, nor any of their respective Representatives, nor any other person, has made or is making any representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements, or business plans (except that, to the knowledge of the Company, the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans are reasonable in light of circumstances known on the date of this Agreement).

ARTICLE VI

COVENANTS OF THE PARTIES

The parties agree that:

6.1 Mutual Covenants.

(a) Reasonable Best Efforts; Parent Vote; Notification.

(i) Upon and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Laws to consummate and make effective, and satisfy all conditions to, the Merger and the Transactions, including (A) the obtaining of all necessary actions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Authorities and the making of all other registrations and filings (including other filings with Governmental Authorities, if any), (B) the obtaining of all material consents, approvals or waivers from third parties that are necessary to consummate the Merger and the Transactions and that are required to prevent a Material Adverse Effect from occurring prior to or after the Effective Time, (C) the preparation of the Proxy Statement, and (D) the execution and delivery of any additional instruments necessary to consummate the transaction contemplated by, and to fully carry out the purposes of, this Agreement. The Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority in respect of any such filing, registration or declaration, and shall comply promptly with any such inquiry or request (and, unless precluded by Applicable Law, provide copies of any such communications that are in writing).

(ii) Subject to the terms and conditions of this Agreement, each party shall use all reasonable efforts to cause the Acceptance Date and the Closing to occur as promptly as practicable, including by defending against any lawsuits, actions or proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated herein, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed.

(iii) The Company and Parent will cooperate and use all reasonable efforts to obtain as promptly as practicable all consents, approvals and waivers required by third parties so that all Company Permits and Contracts of the Company will remain in full force and effect after the Effective Time.

(iv) Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Company Common Stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of shareholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting). Immediately following the execution of this Agreement, Parent shall execute and deliver in its capacity as the sole shareholder of Merger Sub, a written consent adopting the Merger Agreement.

(b) Public Announcements. The initial press releases concerning the Offer, the Merger and the Transactions shall be a joint press release and a Parent press release, in each case, in the form heretofore agreed by Parent and the Company. Unless otherwise required by Applicable Laws or the rules or regulations of any applicable securities exchange or national quotation system (including NASDAQ and the London Stock Exchange) (and in that event only if time does not permit), at all times prior to the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.1, other than in connection with reasonable responses to questions in quarterly earnings conference calls, Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement and shall not issue any such press release or public statement prior to such consultation except as required by Applicable Law or the rules or regulations of any applicable securities exchange or national quotation system (including NASDAQ and the London Stock Exchange) to which the relevant party is subject, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time to comment on such release or statement in advance of such issuance; provided, however, that the restrictions in this Section 6.1(b) will not apply to any press release or public announcement, statement or disclosure made by the Company following, and related to, or by Parent following, a Company Adverse Recommendation Change under Section 6.3(e) of this Agreement.

6.2 Covenants of Parent.

(a) Indemnification; Directors’ and Officers’ Insurance.

(i) From and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company pursuant to the indemnification agreements between the Company and its respective current or past directors, officers, employees or agents as of the Effective Time (the “Company Indemnified Parties”) identified on Section 6.2(a) of the Company Disclosure Schedule and any indemnification provisions under the Company’s Articles of Incorporation or Bylaws as in effect on the date of this Agreement and such agreements shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Company Indemnified Parties as those contained in the Articles of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by Applicable Law; provided, however, that if, at any time prior to the sixth anniversary of the Effective Time, any Company Indemnified Party delivers to Parent a written notice asserting a claim for indemnification under this Section 6.2(a), the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such time as the claim is fully and finally resolved.

(ii) From the Effective Time and until its sixth anniversary, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect, for the benefit of the current or past directors and officers of the Company with respect to acts or omissions occurring prior to or at the Effective Time (including in connection with the Transactions), the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Policy”); provided, however, that the Surviving Corporation may substitute for the Existing Policy a policy or policies of comparable or better coverage with respect to both amount, the absence of exclusions, and other terms and conditions, or purchase six-year “tail” coverage covering acts or omissions prior to the Effective Time (including in connection with the Transactions) providing for comparable or better coverage relative to the existing policy of the Company. In satisfying its obligations under this Section 6.2(a), neither the Surviving Corporation nor Parent shall be obligated to pay more than the amount set forth in Section 6.2(a) of the Company Disclosure Schedule. It is understood and agreed that, in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent or the Surviving Corporation shall only be obligated to provide such coverage as may be obtained for such amount set forth in Section 6.2(a) of the Company Disclosure Schedule.

(iii) Parent and the Surviving Corporation jointly and severally agree to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.2(a).

(iv) If Parent or the Surviving Corporation or any of their successors or assigns shall (A) consolidate with or merge with any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (B) transfer all or substantially all of its properties and assets to any person, then, and in each case, proper provisions shall be made so that the successors and assigns of the surviving corporation shall assume all the obligations of Parent and Surviving Corporation set forth in this section. This Section 6.2(a) shall survive the consummation of the Merger at the Effective Time, is intended to be for the benefit of, and enforceable by, each person entitled to indemnification pursuant to this Section 6.2(a) and each such person’s or entity’s heirs and representatives, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

(b) Merger Sub. Prior to the Acceptance Date, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Merger Sub for the issuance of its stock to Parent) or any material liabilities.

(c) Employees and Employee Benefits.

(i) During the period commencing at the Effective Time and ending on the date which is twelve (12) months from the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its subsidiaries), Parent shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary or hourly wage rate, target bonus opportunities (excluding equity-based compensation), and employee benefits that are, in the aggregate, no less favorable than the base salary or hourly wage rate, target bonus opportunities (excluding equity-based compensation), and employee benefits provided by the Company on the date of this Agreement.

(ii) With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA or other similar plan, program or arrangements maintained by Parent or any of its subsidiaries, excluding both any defined benefit healthcare pension plans maintained by Parent or any of its subsidiaries and any equity compensation arrangements maintained by Parent or any of its subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent, for all purposes of any Parent Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, that such service shall not be recognized to the extent that (A) such recognition would result in a duplication of benefits or (B) such service was not recognized under the corresponding Plan.

(iii) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any Parent Benefit Plan in which the Company Continuing Employees (and their eligible dependents) are eligible to participate from and after the Acceptance Date, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable plan of the Company in which the Company Continuing Employees participated. If a Company

Continuing Employee commences participation in any health benefit plan of Parent or any of its subsidiaries after the commencement of a calendar year, Parent shall cause such plan to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by such Company Continuing Employee (and his or her eligible dependents) during such calendar year for purposes of satisfying such calendar year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Company Continuing Employee (and dependents) commences participation.

(iv) This Section 6.02(c) shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.02(c), express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 6.02(c). Nothing contained herein, express or implied (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (ii) shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. The parties hereto acknowledge and agree that the terms set forth in this Section 6.02(c) shall not create any right in any Company employee or any other person to any continued employment with the Surviving Corporation, Parent or any of their respective subsidiaries or compensation or benefits of any nature or kind whatsoever.

6.3 Covenants of the Company.

(a) The Company Shareholders Meeting.

(i) If required by Applicable Law in order to consummate the Merger, the Company shall take all action in accordance with the federal securities laws, the FBCA and the Company’s Articles of Incorporation and the Company’s Bylaws necessary to duly and properly call, give notice of, convene and hold a special meeting of the Company Shareholders (the “Company Shareholders Meeting”) to be held on a date determined in consultation with Parent as soon as reasonably practicable following the Acceptance Date, to consider and vote upon approval of the Merger, this Agreement and the Transactions.

(ii) If required by Applicable Law in order to consummate the Merger, as soon as reasonably practicable following the Acceptance Date, the Company shall take all lawful actions to solicit the prompt approval of the Merger, this Agreement and the Transactions by the Company Shareholders, and the Company Board shall recommend approval of the Merger, this Agreement and the Transactions by the Company Shareholders (to the extent not previously withdrawn pursuant to Section 6.3(e)).

(iii) If required by Applicable Law in order to consummate the Merger, as soon as reasonably practicable following the Acceptance Date, the Company

(A) will prepare and file with the SEC the Proxy Statement with respect to the Company Shareholders Meeting, (B) will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as soon as reasonably practicable thereafter, if such clearance is required, and (C) as soon as reasonably practicable thereafter, will cause copies of the Proxy Statement and form of proxy to be mailed to the Company Shareholders in accordance with the provisions of the FBCA. Without limiting the generality of the foregoing, each of Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Company Proxy Statement. Prior to the filing of the Proxy Statement and form of proxy with the SEC, the Company will provide a reasonable opportunity for Parent to review and comment upon the contents of the Proxy Statement and form of proxy and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Parent, Merger Sub and the Company agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and the Company shall promptly prepare and mail to the Company Shareholders an amendment or supplement setting forth such correction. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to Company Shareholders entitled to vote at the Company Shareholders Meeting at the earliest practicable time. The Proxy Statement will include the recommendation of the Company Board that the Company Shareholders approve this Agreement (subject to Section 6.3(e) hereof). After delivery to the Company Shareholders of copies of the Proxy Statement and form of proxy, the Company will use its reasonable best efforts to solicit proxies in connection with such Company Shareholders Meeting in favor of approval of this Agreement (subject to Section 6.3(e) hereof).

(iv) Notwithstanding the foregoing, in the event that Merger Sub shall own and hold, together with all Company Common Stock held by Parent and their affiliates, at least eighty percent (80%) of the then outstanding Company Common Stock, after purchasing shares of Company Stock in the Offer, and, if applicable, pursuant to the Top-Up Option, the parties hereto agree, subject to Article VII, to take all necessary and appropriate action to cause the Merger to become effective in accordance with the FBCA, as soon as reasonably practicable after such acquisition, without a Company Shareholders Meeting.

(b) Company Board Representation; Section 14(f).

(i) Subject to compliance with Applicable Law, upon the Acceptance Date and from time to time thereafter until the Effective Time, Merger Sub shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board that equals the product of (x) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (y) the ratio that the aggregate number of shares of Company Common Stock beneficially owned collectively by Parent, Merger Sub and any of their affiliates following such acceptance for purchase bears to the total number of shares of Company Common Stock then outstanding, and the Company shall, at such time, take all actions necessary to cause Merger Sub’s designees to be elected or appointed to the Company Board, including, at Parent’s election, by increasing the size of the Company Board or seeking and accepting the resignations of incumbent directors, or both. At such times, the Company shall cause persons designated by Merger Sub to constitute the same percentage (rounded up, if necessary) as persons designated by Merger Sub constitute of the Company Board of (i) each committee of the Company Board, (ii) the board of directors of each Company subsidiary and (iii) each committee of each such board. The provisions of this Section 6.3(b) are in addition to, and shall not limit, any right that Merger Sub, Parent or any affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under Applicable Law as a holder or beneficial owner of shares of Company Common Stock.

(ii) The Company shall promptly take all actions required to fulfill its obligations under this Section 6.3(b), including all such actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Merger Sub shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

(iii) Notwithstanding anything in this Agreement to the contrary, in the event that Merger Sub’s designees are elected or designated to the Company Board, then until the Effective Time, the Company and Parent shall use their reasonable best efforts to cause the Company Board to have at least two (2) directors who are directors on the date of this Agreement and who are independent directors for purposes of the continued listing requirements of the NASDAQ Marketplace Rules (such directors, the “Independent Directors”); provided that, if any Independent Director is unable to serve due to death or disability or any other reason, the remaining Independent Director(s) shall be entitled to elect or designate another individual (or individuals) who serve(s) as a director (or directors) on the date of this Agreement (provided that no such individual is an employee of the Company or the Company Subsidiaries) to fill the vacancy, and such director (or directors) shall be deemed to be an Independent Director (or Independent Directors) for purposes of this Agreement. If no Independent Director then remains, the other directors shall designate two (2) individuals; provided that such individuals shall not be employees, officers, directors or affiliates of the Company, Parent or Merger Sub (or, in the event that there shall be less than two (2) directors available to fill the vacancies as a result of such individuals’ deaths, disabilities or refusals to serve, such smaller number of individuals who are directors on the date of this Agreement) to fill the vacancies and such directors shall be deemed Independent Directors for purposes of this Agreement. Following the Acceptance Date and prior to the Effective Time or termination of this Agreement by the Company, the approval of a majority (and, in any event, at least two) of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any amendment or termination of this Agreement on behalf of the Company, any extension by the Company of the time for the performance of any of the obligations of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements of Parent or Merger Sub or conditions contained herein for the benefit of the Company, any amendment of the Articles of Incorporation or Bylaws of the Company, and any action that would prevent or materially delay the consummation of the Merger, and any other determination with respect to any action to be taken or not taken by or on behalf of Company or the Company Board relating to this Agreement or the Transactions in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of shares of Company Common Stock (other than Parent or Merger Sub). The Independent Directors shall have the authority to retain counsel (which may include current counsel to the Company) at the expense of the Company for the purpose of fulfilling their obligations hereunder, and shall have the authority, after the Acceptance Date, to institute any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms (and such authorization for such an action shall constitute the authorization of the Company Board and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize such action).

(iv) Prior to the date on which the Offer is commenced, except with respect to two (2) Independent Directors, the Company will obtain and provide to Parent irrevocable resignations of each director on the Company Board, which resignations will each be contingent solely upon the occurrence of the Acceptance Date and the Company’s acceptance of such resignation (which acceptance shall not occur without the prior written consent of Parent). Upon the Acceptance Date, if so directed by Parent, the Company shall accept such number of resignations as will be necessary to effectuate the exercise of Parent’s rights under this Section 6.3(b).

(c) Conduct of the Company’s Operations. Between the date of this Agreement and the Effective Time and the Company shall conduct its business and operations in the ordinary course except as expressly contemplated by this Agreement and the Transactions and shall use its reasonable best efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain relationships with customers, suppliers, lessees, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, the Company shall not, except as required by Applicable Law, as otherwise expressly contemplated or permitted by this Agreement or as set forth in Section 6.3(c) of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(i) do or effect any of the following actions with respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock (except grants of the Company Stock Options to the Company employees in the ordinary course of business consistent with past practices provided that the Company shall consult with Parent prior to making any such grants or making any recommendation to the Company Board with respect to such grants), (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities (except pursuant to the exercise of the Company Stock Options that are outstanding as of the date hereof), (E) adopt a plan of complete or partial liquidation or dissolution or resolution providing for or authorizing such liquidation or dissolution, (F) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock;

(ii) directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any of its property or assets other than in the ordinary course of business;

(iii) make or propose any changes in the Company’s Articles or the Company’s Bylaws;

(iv) merge or consolidate with any other person;

(v) acquire assets or capital stock of any other person outside of the ordinary course of business consistent with past practice in an amount in excess of $200,000;

(vi) incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business, consistent with past practice or pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business or as reflected or reserved against in the most recent financial statements;

(vii) create any subsidiaries;

(viii) enter into or modify any employment, severance, termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee other than in the ordinary course of business consistent with past practice with respect to non-officer employees (except for severance or change in control agreements, which in all cases shall require the prior written consent of Parent), except for bonuses disclosed in Section 5.15(l) of the Company Disclosure Schedule or otherwise increase the compensation or benefits provided to any present or former officer, director, consultant or employee except as may be required by Applicable Law, or grant, or reprice the exercise or payment of any of the Company Stock Options or other equity-based awards (except for grants to the extent permitted by Section 6.3(c)(i));

(ix) enter into, adopt or amend any Plan, except as may be required by Applicable Law;

(x) take any action that could give rise to severance benefits payable to any officer or director of the Company as a result of consummation of the Transactions;

(xi) change any method or principle of accounting in a manner that is inconsistent with past practice, except to the extent required by generally accepted accounting principles as advised by the Company’s regular independent accountants;

(xii) settle any Actions, whether now pending or hereafter made or brought involving, individually or in the aggregate, an amount in excess of $200,000;

(xiii) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to, any Contract set forth in Section 5.16 of the Company Disclosure Schedule;

(xiv) enter into any confidentiality agreements or arrangements other than in the ordinary course of business consistent with past practice (other than as permitted, in each case, by Section 6.3(e));

(xv) incur, authorize or commit to any capital expenditures in excess of the amount incurred in accordance with prior practice;

(xvi) permit any material insurance policy naming the Company or any of its subsidiaries as a beneficiary or a loss payee to be canceled or terminated, except in the ordinary course of business;

(xvii) take any affirmative action to exempt or cause to be inapplicable as to any individual or entity (other than Parent or its Affiliates) (i) the provisions of Section 607.0901 or Section 607.0902 of the FBCA or (ii) any other state takeover Applicable Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, except in order to enter into or execute a definitive agreement with respect to a Superior Proposal as expressly permitted by Section 6.3(e);

(xviii) enter into or modify (i) any material service Contract that has a term greater than 12 months or (ii) any service Contract set forth in Section 6.3(c)(xviii) of the Company Disclosure Schedule;

(xix) enter into or modify (i) any material Contract for real property, as lessor or lessee, that has a term greater than 12 months or (ii) any Contract for real estate, as lessor or lessee, set forth in Section 6.3(c)(xvix) of the Company Disclosure Schedule;

(xx) enter into any transaction with any of its Affiliates other than pursuant to arrangements in effect on the date hereof or as required by Applicable Laws;

(xxi) permit or cause any subsidiary to do any of the foregoing or agree or commit to do any of the foregoing; or

(xxii) agree in writing or otherwise to take any of the foregoing actions.

(d) Certain Tax Matters.

(i) During the period from the date of this Agreement to the Effective Time, except as would not be expected to have a Material Adverse Effect, as the case may be, the Company shall, and shall cause each of its respective Subsidiaries to: (A) timely file all Tax Returns (taking into account any permitted extensions) required to be filed by or on behalf of such entity; (B) timely pay all Taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practices for all Taxes payable but not yet due; and (D) promptly notify the Parent of any actions pending against or with respect to such entity in respect of any amount of Tax and not settle or compromise any material Tax liability without the other party’s consent, which shall not be unreasonably withheld.

(ii) Except in the ordinary course of business and consistent with past practices, the Company and its respective Subsidiaries shall from the date of this Agreement to the Effective Time (A) not file any material amended Tax Return or claim for a material Tax refund; (B) not agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes; (C) not settle or compromise material Tax liability or surrender the right to a material Tax refund; (D) not make or change any material Tax election; and (E) not change any Tax accounting period or change any material method of Tax accounting, in each case, without the prior written consent of Parent.

(e) No Solicitation. From the date hereof until the Effective Time:

(i) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company in any material substantive respect than those contained in the Confidentiality Agreement.

“Confidentiality Agreement” means the Non-Disclosure Agreement between the Company and Synergy Health.

“Qualifying Alternative Transaction” means any Takeover Proposal that (A) is made by a Person who made a Takeover Proposal at any time on or after the date of this Agreement but prior to the termination hereof; provided, that (1) such Qualifying Takeover Proposal is consummated within twelve (12) months following the termination of this Agreement or (2) the Company enters into a definitive agreement or other binding agreement with respect to such Takeover Proposal within twelve (12) months following the termination of this Agreement and such Qualifying Takeover Proposal is subsequently consummated at any time. For all purposes of this definition, all references in the definition of Takeover Proposal to “twenty percent (20%)” shall be deemed to be references to “a majority” instead, and in determining whether a transaction or a series of related transactions constitutes a Takeover Proposal, any and all options, deferred and conditional purchase rights and similar features contemplated by such transaction or series of related transactions shall be taken into account.

“Superior Proposal” means a bona fide written Takeover Proposal involving the direct or indirect acquisition pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, of all or substantially all of the Company’s assets or a majority of the outstanding Company Common Stock, that the Company Board determines in good faith (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the Offer and the Merger, taking into account, among other things, (i) all financial considerations, (ii) the identity of the third party making such Takeover Proposal, (iii) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, and (iv) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Takeover Proposal deemed relevant by the Company Board.

“Takeover Proposal” means a proposal or offer from any person (other than Parent and its affiliates, including Merger Sub) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions, any (i) direct or indirect acquisition of assets of the Company (excluding sales of assets in the ordinary course of business) equal to twenty percent (20%) or more of the fair market value of the Company’s assets or to which twenty percent (20%) or more of the Company’s net revenues or net income are attributable, (ii) direct or indirect acquisition of twenty percent (20%) or more of the voting equity interests of the Company, (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty percent (20%) or more of the voting equity interests of the Company, (iv) merger, consolidation, other business combination or similar transaction involving the Company, pursuant to which such person would own twenty percent (20%) or more of the assets, net revenues or net income of the Company, taken as a whole, or (v) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company. Any material modification of a Takeover Proposal (including any modification of the economic terms) shall constitute a new Takeover Proposal.

(ii) The Company shall not, and shall cause its Representatives not to, directly or indirectly, (x) solicit, initiate, or knowingly take any other action to facilitate or encourage the making of any proposal that constitutes any Takeover Proposal or the making of any proposal that would reasonably be expected to lead to any Takeover Proposal, or, (y) subject to Section 6.3(e)(iii), (A) conduct or engage in any discussions (except to notify such person of the existence of this Section 6.3(e)) or negotiations with, disclose any information relating to the Company to, afford access to the business, properties, assets, books or records of the Company to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (B) approve any transaction under, or any third party becoming an “interested shareholder” under, the FBCA, or (C) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”). Subject to Section 6.3(e)(iii), neither the Company Board nor any committee thereof shall fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, or recommend a Takeover Proposal, or resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall immediately cease, and shall cause its Representatives to immediately cease, any and all discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal, and request the return or destruction of all confidential information regarding the Company provided to any such Persons on or prior to the date of this Agreement pursuant and subject to the terms of any confidentiality or similar agreements with those parties.

(iii) Notwithstanding Section 6.3(e)(ii), but subject to Section 6.3(e)(v), prior to the Acceptance Date, the Company Board, directly or indirectly through any Representative, may (A) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Takeover Proposal in writing that the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (B) thereafter furnish to such third party nonpublic information relating to the Company pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to Parent), (C) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (D) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (A) through (D), if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the directors’ exercise of their fiduciary duties under Applicable Law. Nothing contained in this Agreement shall prevent the Company Board from disclosing to the Company Shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal, if in the good faith judgment of the Company Board, after consultation with outside legal counsel, that failure to disclose such position would be inconsistent with the Company Board’s fiduciary duties or Applicable Law; provided, that (i) such Applicable Law will in no way eliminate or modify the effect that any action pursuant to such Applicable Law would otherwise have under this Agreement.

(iv) The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request by any third party for nonpublic information relating to the Company or for access to the business, properties, assets, books or records of the Company with respect to any Takeover Proposal. The Company shall promptly (in all events within thirty-six (36) hours) provide Parent with an accurate summary of any such inquiry, and the identity of the third party making such request, to the extent permitted under any applicable non-disclosure agreement. The Company shall promptly (in all events within twenty-four (24) hours) notify Parent of any material amendments or proposed amendments as to price and other material terms and conditions of such Takeover Proposal, inquiry or request. The Company shall promptly provide Parent with a list of any nonpublic information concerning the Company’s business, present or future performance, financial condition or results of operations provided to any third party with respect to any Takeover Proposal and, to the extent such information has not been previously provided to Parent, copies of such information.

(v) The Company Board shall not make or publicly propose to make any Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, other than as set forth in Section 6.3(e)(iii), and then only after complying with the following procedures. At any time prior to the Acceptance Date, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement, if the Company has complied with Section 6.3(e) and: (A) the Company promptly notifies Parent at least three (3) business days (the “Notice Period”) before making a Company Adverse Recommendation Change or entering into a Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board has determined is a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (B) the Company attaches to such notice the most current version of the proposed agreement or proposal (which version shall be updated on a prompt basis, in all events within twenty-four (24) hours of any such update) and the identity of the third party making such Superior Proposal; (C) the Company shall and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least two (2) business days remain in the Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (D) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments offered in writing by Parent during the Notice Period in the terms and conditions of this Agreement.

(f) Litigation Cooperation. In the event that any permanent, preliminary or temporary order or Applicable Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any proceeding, review or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, the Company and Parent shall use their reasonable best efforts to take any and all steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid or remove such actual, anticipated or threatened order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement. The Company and Parent shall keep each other reasonably informed unless doing so would, in the reasonable judgment of such other party, jeopardize any privilege of the Company or any of its subsidiaries with respect thereto, regarding any Action commenced or threatened against any party to this Agreement or any of their respective affiliates by any Governmental Authority or any private party relating to, arising out of or involving this Agreement or the Transactions or that would otherwise prevent or materially impede the consummation of the Transactions (collectively, the “Transaction Litigation”). The Company and Parent shall promptly advise each other orally and in writing and shall cooperate fully in connection with, and shall consult with each other with respect to any Transaction Litigation and the Company and Parent shall give consideration to each other’s advice with respect to such Transaction Litigation. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VIII, the Company shall give Parent the opportunity to participate in the defense of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement.

(g) Access. The Company shall permit representatives of Parent to have appropriate access at all reasonable times to the Company’s premises, properties, books, records, contracts, documents, customers and suppliers. Parent will keep the information obtained pursuant to this Section 6.3(g) or in connection with this Agreement confidential in accordance with the terms of the Confidentiality Agreement and shall cause its Representatives who receive any portion of the same to keep all such information confidential, except as may otherwise be required by Applicable Law.

(h) Subsequent Financial Statements. The Company shall make reasonable efforts to consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement.

(i) Notice Obligations. From time to time prior to the Acceptance Date, the Company shall notify Parent in writing with respect to any matter that would cause a Tender Offer Condition not to be satisfied. The Company will consult with Parent a reasonable time prior to making publicly available its financial results or filing any corresponding report with the SEC.

ARTICLE VII

CONDITIONS

7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver by Parent, on or prior to the Closing Date, of each of the following conditions:

(a) To the extent required by Applicable Law, this Agreement, the Merger and the Transactions shall have been approved and adopted by the Company Shareholders in the manner required by any Applicable Law and in accordance with the requirements of NASDAQ and the Company’s Articles of Incorporation and Bylaws (the “Company Shareholder Approval”).

(b) No provision of any Applicable Law (including, without limitation, Section(s) 607.0901 and/or 607.0902 of the FBCA and/or any other “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation of any Governmental Authority of competent jurisdiction) and no judgment, injunction, order or decree of any Governmental Authority of competent jurisdiction shall prohibit or enjoin the consummation of the Merger or the Transactions.

(c) Merger Sub shall have previously purchased and accepted for payment, or caused to be accepted for payment, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(d) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law making illegal, enjoining or otherwise prohibiting the consummation of the Merger substantially in accordance with the terms of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company Shareholders):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if there shall be any Applicable Law that makes consummation of the Merger illegal or otherwise permanently prohibited, or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction permanently enjoining Parent, Merger Sub or the Company from consummating the Merger shall have been entered and such judgment, injunction, order or decree shall have become final and non-appealable; provided, however, that (i) the party seeking to terminate this Agreement shall have used its reasonable best efforts to remove such judgment, injunction, order or decree and (ii) the right to terminate this Agreement shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the issuance, promulgation, enforcement or entry of any such Applicable Law or judgment, injunction, order or decree;

(c) by either Parent or the Company, if the Acceptance Date shall not have occurred by August 27, 2012 (the “Offer Outside Date”) provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Acceptance Date or the Merger to occur on or before such applicable date;

(d) by either Parent or the Company if, prior to the Acceptance Date (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board shall have approved any Takeover Proposal; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company has not complied with its covenants and obligations, in all material respects, under Section 6.3(e);

(e) by Parent or the Company, if at the Company Shareholders Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose breach of any representation or warranty set forth in this Agreement or whose failure or affiliate’s failure to perform any material covenant or obligation under this Agreement caused the failure to obtain such Company Shareholder Approval;

(f) by Parent or the Company if, prior to the Acceptance Date (i) the terminating party is not in material breach of its obligations under this Agreement and (ii) there shall have been a material breach by the other party or its affiliates of any of its covenants or agreements contained in this Agreement and such breach shall not have been cured within 30 days after notice thereof shall have been received by the party alleged to be in breach;

(g) by Parent if, prior to the Acceptance Date, the Company has breached any of its representations and warranties in Article V of this Agreement, and as a result thereof, the condition set forth in paragraph (e) of Annex A hereto could not be satisfied, and such breach is not cured within thirty (30) days after notice thereof shall have been received by the Company; or

(h) by the Company if, prior to the Acceptance Date, Parent or Merger Sub have breached any of their representations and warranties in Article IV of this Agreement and (i) such breach is not cured within thirty (30) days after notice thereof shall have been received by the Parent or Merger Sub and (ii) such breach in any way could be reasonably expected to prevent, delay or materially impede the consummation by Parent or Merger Sub of the Offer, the Merger or the Transactions.

8.2 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1(a) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no further force and effect, without any liability on the part of any party or its directors, officers or shareholders, except with respect to this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; provided, however, that this Section 8.2 and any termination of this Agreement shall not relieve a party to this Agreement from liability to the other party for damages arising from a willful or intentional breach of this Agreement.

8.3 Termination Fee. The Company shall pay to Parent the sum of $1,150,000 (the “Termination Fee”) on the terms provided below upon the occurrence of any of the following events:

(a) Failure to Obtain Company Shareholder Approval/Pending Takeover Proposal. The Agreement has been validly terminated by Parent or the Company pursuant to Section 8.1(e), and (i) on or after the date of this Agreement and prior to the time of the Company Shareholders Meeting at which a vote is taken by the Company Shareholders on a proposal to adopt this Agreement, there was a publicly announced proposal by a third party contemplating a Takeover Proposal or such proposal was received by the Company’s senior management or the Company Board, (ii) such proposal was pending at the time of such Company Shareholders Meeting and has not been publicly withdrawn, (iii) this Agreement has not been adopted at such Company Shareholders Meeting, (iv) Parent has not materially breached any provision of this Agreement at or prior to the time of the termination of this Agreement, and (v) the Company shall have entered into a definitive agreement relating to a Qualifying Alternative Transaction. The Termination Fee shall be payable by the Company to Parent by wire transfer of same day funds within ten (10) business days of the Company entering into a definitive agreement relating to Qualifying Alternative Transaction.

(b) Withdrawal of Support by Company Board. This Agreement has been validly terminated by Parent or the Company pursuant to Section 8.1(d), and the Parent has not materially breached any provision of this Agreement at or prior to the time of termination of this Agreement. The Termination Fee shall be payable by the Company to Parent by wire transfer of same day funds concurrently with the termination if the Company initiated the termination, and within five (5) business days after such the termination, if Parent initiated the termination.

(c) Breach/Pending Takeover Proposal. This Agreement has been validly terminated (i) by Parent pursuant to Section 8.1(f) or (ii) by the Company or Parent pursuant to Section 8.1(c) and, in the case of clauses (i) and (ii) immediately above, (A) on or after the date of this Agreement and prior to the time of termination there was a Takeover Proposal announced, or received by the Company Board or the Company’s senior management and (B) the Company enters into a definitive agreement relating to a Qualifying Alternative Transaction. The Termination Fee shall be payable by the Company to Parent by wire transfer of same day funds within ten (10) business days of the Company entering into a definitive agreement relating to Qualifying Alternative Transaction.

Each of Parent, Merger Sub and the Company acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, Parent, Merger Sub and the Company would not have entered into this Agreement. The parties agree that, in the event that the Termination Fee becomes payable pursuant to this Section 8.3 and is paid in accordance with this Agreement, the receipt of such fee shall be deemed to be liquidated damages and the exclusive remedy for any breach and any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Representatives in connection with this Agreement (and the termination or breach hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent, Merger Sub, any of their respective Representatives or any other person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Representatives arising out of this Agreement, any of the Transactions or any matters forming the basis for such termination, whether for damages or specific performance of this Agreement. In no event will the Company be required to pay the Termination Fee on more than one occasion.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the Company Shareholders, but after any such approval, no amendment shall be made that by law requires further approval or authorization by the Company Shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

ARTICLE IX

MISCELLANEOUS

9.1 Survival of Representations and Warranties. The representations and warranties made herein by the parties shall not survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, Synergy Health or Merger Sub:

c/o Synergy Health plc

Ground Floor Stella

Windmill Hill Business Park

Whitehill Way

Swindon, SN5 6NX

UNITED KINGDOM

Attention: Gavin Hill

Telecopy No.: +44 1793-891892

with a copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

USA

Attention: Jonathan Klein

Telecopy No.: +1 212 884-8502

(b) if to the Company:

SRI/Surgical Express, Inc.

12425 Racetrack Road

Tampa, FL 33626

USA

Attention: Gerald Woodard

Telecopy No.: +1 813 818-9076

with a copy to:

Hill, Ward & Henderson, P.A.

101 E. Kennedy Boulevard

Suite 3700

Tampa, FL 33602

USA

Attention: David S. Felman and Christopher J. Stephens

Telecopy No.: +1 813 221-2900

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when dispatched, if sent by facsimile, subject to confirmation of uninterrupted transmission by a transmission report; provided that any notice dispatched by facsimile after 17:00 hours (at the place where facsimile is to be received) shall be deemed to have been received at 08:00 (at the place where facsimile is to be received) on the next business day; when dispatched, if sent by electronic mail, subject to electronic confirmation of receipt by the recipient or telephone confirmation thereof.

9.3 Interpretation.

(a) Generally. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings, the table of contents and the index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. For purposes of this Agreement, a “subsidiary” when used with respect to any party means any corporation or other organization, incorporated or unincorporated, (i) of which such party or another subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have 50% or more of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests of which having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or one or more of its subsidiaries (or if there are no such voting securities or interests, 50% or more of the equity interests of which is directly or indirectly owned or controlled by such party or one or more of its subsidiaries). For purposes of this Agreement, “knowledge” of a party shall mean the actual knowledge of such party’s executive officers. For purposes of this Agreement, “Applicable Laws” mean any applicable federal, state, regional, local or foreign law, statute, ordinance, rule, regulation or order. For purposes of this Agreement, “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” defined in Section 13(d)(3) of the Exchange Act), trust, association, or entity of government, political subsidiary, agency or instrument of government.

(b) Material Adverse Effect. For the purposes of any provision of this Agreement, a “Material Adverse Effect” shall be deemed to occur if any event, change or effect, individually or in the aggregate with all such other events, changes or effects, has occurred which has a material adverse effect on the business, results of operations, or financial condition of the Company; provided, however, that a Material Adverse Effect shall not include (either alone or in combination): any change in or effect upon the Company directly or indirectly arising out of or attributable to: (i) conditions affecting the industry or industry sector in which the Company operates, or the U.S. economy as a whole or in any location where the Company has material operations; (ii) general economic conditions (or changes after the date hereof in such conditions in the U.S.); (iii) conditions affecting the securities markets, credit markets, currency markets or other financial markets in the U.S. or any other country in the world; (iv) political conditions in the U.S. or any other country in the world, or acts of war, sabotage, or terrorism; (v) the announcement or pendency of this Agreement and the Transactions, including to the extent arising therefrom, (A) the termination or potential termination (or the failure or potential failure to renew or enter into) contracts with actual or potential customers, suppliers, or potential disruption in the relationship of the Company with any of its customers, suppliers, distributors, venture partners, or other business partners, or (B) the loss or departure of any officers or employees of the Company; (vi) the taking of any action approved or consented to by the other party, or the failure to take any action to which the Parent has approved or consented in writing or otherwise requested in writing; (vii) the failure to take any action specifically prohibited by this Agreement; (viii) any change in accounting requirements or principles or any change in Applicable Laws, or the interpretation of them; (ix) changes in the Company’s stock price or the trading volume of the Company’s stock (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition); (x) failure by the Company to meet internal projections or forecasts, or published revenue or earnings predictions; (xi) any actions or claims made or brought by any of the current or former shareholders of the Company (or on their behalf or on behalf of the Company, but in any event only in their capacities as current or former shareholders) or officers arising out of this Agreement or the Merger; (xii) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements as of the date of this Agreement; provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv), and (viii) of the foregoing proviso will not apply solely to the extent that the Company is disproportionately affected thereby relative to other companies of comparable size in the same industries and geographies in which the Company operates.

(c) Other Definitions. Annex B sets forth a list of other terms that are defined in this Agreement and the respective Sections of this Agreement that include those definitions.

9.4 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original. For the purposes of this Agreement, an executed facsimile or a portable document format (.PDF) counterpart copy of this Agreement or counterpart signatures page shall be deemed an original for all purposes.

9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

9.6 Third-Party Beneficiaries. Except for the agreements set forth in Section 6.2(a), nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries.

9.7 Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance hereof or thereof, and the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except matters relating to the fiduciary duties of the Company Board and internal corporate affairs of the Company shall be governed by the laws of the State of Florida.

9.8 Consent to Jurisdiction; Venue.

(a) Each of the parties irrevocably submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for the purpose of any action or proceeding arising out of or relating to this Agreement. Each of the parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Transactions, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.8 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.11 Expenses. All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, except that expenses incurred in connection with the filing fee for, and publishing, printing and mailing of the Offer Documents, Schedule 14D-9 and, if applicable, the Proxy Statement (but not the attorneys’ fees related thereto, which shall be paid by the party incurring such expense) shall be borne by Parent.

9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.13 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any agreed court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and Synergy Health have signed this Agreement as of the date first written above.

SYNERGY HEALTH US HOLDINGS LIMITED

By:	/s/ Richard Steeves
Name:	Richard Steeves
Title:	Director

SHM ACQUISITION, INC.

By:	/s/ Richard Steeves
Name:	Richard Steeves
Title:	Chief Executive Officer

SRI/SURGICAL EXPRESS, INC.

By:	/s/ Gerald Woodard
Name:	Gerald Woodard
Title:	Chief Executive Officer

Solely for purposes of Section 3.5, Article IV and Article IX of this Agreement:

SYNERGY HEALTH plc

By:	/s/ Richard Steeves
Name:	Richard Steeves
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Conditions to the Offer

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

Notwithstanding any other provision of the Agreement, but in addition to (and not in limitation of) Merger Sub’s right to extend or amend the Offer at any time pursuant to the terms and conditions of the Agreement, (A) neither Parent nor Merger Sub shall be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any shares of Company Common Stock tendered pursuant to the Offer, and (B) Parent and Merger Sub may terminate the Offer, if immediately prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied or (ii) any of the following conditions shall exist:

(a) there shall be pending (and not withdrawn) any action initiated by any Governmental Authority of competent jurisdiction challenging or seeking to make illegal, materially delay, or otherwise, restrain or prohibit, the making of the Offer, the acceptance for payment, payment for or purchase of any shares of Company Common Stock by Parent or Merger Sub, or the consummation of the Transactions;

(b) any Governmental Authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Transactions, and such order, decree, injunction or other action shall become final and non-appealable;

(c) there shall have been, after the date of this Agreement, any action taken, or any Applicable Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Merger, in each case by any Governmental Authority, that would or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clause (a) above;

(d) since the date of this Agreement any change, event or occurrence has occurred other than as set forth in the Company Disclosure Schedule that has had or would reasonably be expected to have a Material Adverse Effect;

(e) (i) any representation or warranty of the Company contained in Section 5.4 of the Agreement shall not be true and correct in all material respects when made and at the then-scheduled Expiration Date as if made at and as of such time, or (ii) any other representation or warranty of the Company set forth in this Agreement, shall not be true and correct (without giving effect to any qualification as to “knowledge”, “materiality” or “Material Adverse Effect” set forth therein) as of the date of such determination as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except, in each case in this clause (ii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(f) the Company shall have failed to comply with or perform in any material respect any covenants, obligations or agreements of the Company under this Agreement and such failure shall not have been cured the later of (i) within ten (10) days after notice thereof shall have been received by the Company or (ii) the Expiration Date;

(g) the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by the Company’s Chief Executive Officer or another officer serving in such capacity to the effect that, to his knowledge, the conditions set forth in clause (e) and (f) of this Annex A shall not have occurred;

(h) the Company Board (or a special committee thereof) shall have made a Company Adverse Recommendation Change;

(i) the Agreement shall have been terminated in accordance with its terms; or

(j) Merger Sub and the Company shall have agreed that Merger Sub shall terminate the Offer or postpone the acceptance for payment of shares of Company Common Stock thereunder.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and subject to the terms of the Agreement and rules and regulations of the SEC, may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition or may be waived by Merger Sub or Parent in whole or in part at any time and from time to time in their sole discretion; provided that nothing herein shall relieve any party from any obligation or liability such party has under the Agreement; provided, further, that the Minimum Condition may not be waived without the prior written consent of the Company. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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ANNEX B

DEFINED TERMS

Term	Section

Acceptable Confidentiality Agreement	6.3(e)(i)
Acceptance Date	1.1(f)
Action	5.10
Agreement	Preamble
Applicable Laws	9.3
Articles of Merger	2.2
Book Entry Shares	1.1(f)
Certificates	1.1(f)
Closing	2.2
Closing Date	2.2
Code	3.4
Company	Preamble
Company Acquisition Agreement	6.3(e)(ii)
Company Adverse Recommendation Change	6.3(e)(ii)
Company Board	Preliminary Statements
Company Board Recommendation	5.22
Company Common Stock	Preliminary Statements
Company Continuing Employees	6.2(c)(i)
Company Disclosure Schedule	Article V
Company Financial Advisor	5.21
Company Indemnified Parties	6.2(a)(i)
Company Permits	5.19(a)
Company Preferred Stock	5.4
Company SEC Documents	5.7(a)
Company Shareholder Approval	7.1(a)
Company Shareholders Meeting	6.3(a)(i)
Company Shareholders	Preliminary Statements
Company Stock Award	3.3(b)
Company Stock Option	3.3(a)
Confidentiality Agreement	6.3(e)(i)
Contract	5.16
Disbursing Agent	3.2(a)
Disbursing Agent Agreement	3.2(a)
Effective Time	2.2
Environmental Laws	5.20(c)

Term	Section

Environmental Permit	5.20(c)
ERISA	5.15(a)
ERISA Affiliate	5.15(a)
Exchange Act	1.1(a)
Existing Policy	6.2(a)(ii)
Expiration Date	1.1(c)
FBCA	Preliminary Statements
FDA	5.19(b)(ii)
Florida Department of State	2.2
GAAP	5.7(b)
Governmental Authority	4.3(d)
Government Officials	5.9(b)
Hazardous Materials	5.20(c)
Independent Directors	6.3(b)(iii)
Intellectual Property	5.13(a)
Material Adverse Effect	9.3(b)
Merger	Preliminary Statements
Merger Consideration	3.1(b)
Merger Outside Date	8.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	3.1(a)
Minimum Condition	1.1(b)
Multiemployer Plan	5.15(f)
NASDAQ	1.1(d)
Offer	1.1(a)
Offer Documents	1.1(g)
Offer Outside Date	8.1(c)
Offer to Purchase	1.1(g)
Option Schedule	5.4
Parent	Preamble
Parent Benefit Plans	6.2(c)(ii)
Permitted Investments	3.2(a)
Per Share Amount	1.1(a)
Plans	5.15(a)
Proxy Statement	5.8
Qualified Plan	5.15(c)
Release	5.21(f)
Representatives	1.2(c)
Rights	5.25
Rights Agreement	5.4
Schedule 14D-9	1.2(b)
Schedule TO	1.1(g)

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Term	Section

SEC	1.1(c)
Securities Act	1.3(f)
SOX	5.7(c)
Superior Proposal	6.3(e)(i)
Surviving Corporation	2.1
Synergy Health	Preamble
Synergy Parties	Article IV
Takeover Proposal	6.3(e)(i)
Tax Returns	5.12(i)
Taxes	5.12(i)
Tender Offer Conditions	1.1(b)
Termination Date	6.3(e)(iv)
Termination Fee	8.3
Top-Up Closing	1.3(c)
Top-Up Exercise Notice	1.3(c)
Top-Up Option	1.3(a)
Top-Up Option Shares	1.3(a)
Transaction Litigation	6.3(f)
Transactions	1.2(c)

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Exhibit A

Articles of Incorporation of

Surviving Corporation

ARTICLES OF INCORPORATION

OF

SRI/SURGICAL EXPRESS, INC.

ARTICLE I – CORPORATE NAME

The name of the Corporation shall be:

SRI/SURGICAL EXPRESS, Inc. (the “Corporation”).

ARTICLE II – PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation shall be:

401 Commerce Boulevard

Oldsmar, FL 34677

ARTICLE III – CAPITAL STOCK

The Corporation is authorized to issue a maximum of One Thousand (1,000) shares of Common Stock, having a par value of One-Tenth of One Cent ($0.001) per share (the “Common Stock”).

ARTICLE IV – NATURE OF BUSINESS

The general nature of the business to be transacted by the Corporation is to conduct any and all lawful activities or business permitted under the laws of the United States of America and the State of Florida (and in particular, without limitation, Chapter 607 of the Florida Statutes, entitled the Florida Business Corporation Act).

ARTICLE V – DURATION

The duration of the Corporation’s existence shall be perpetual.

ARTICLE VI – INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 607.0850 of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be

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a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VII

QUALIFICATIONS AND ADMISSION OF MEMBERS

The qualifications of the members and the manner of admission of members of the Corporation shall be as prescribed in the Bylaws of the Corporation.

ARTICLE VIII – INITIAL REGISTERED AGENT

AND INITIAL REGISTERED OFFICE

This Corporation’s initial registered agent and registered office in the State of Florida shall be:

NRAI Services, Inc.

515 East Park Avenue

Tallahassee, FL 32301

ARTICLE IX

DIRECTORS

The number of directors shall be as provided in the Bylaws of the Corporation. The manner of electing or appointing the directors shall be as provided in the Bylaws of the Corporation.

ARTICLE X

OFFICERS

The Corporation shall have those officers designated in the Bylaws of the Corporation.

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